Exhibit 10.2

SENIOR SECURED CONVERTIBLE NOTE DUE 2021

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH SUCH SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

A.P. PHARMA, INC.

SENIOR SECURED CONVERTIBLE NOTE DUE 2021

Issuance Date: April [—], 2011	Principal: U.S. $

FOR VALUE RECEIVED, A.P. Pharma, Inc. a Delaware corporation (the “Company”), hereby promises to pay to                     or its registered assigns (“Holder”) the amount set out above opposite the caption “Principal” (as such amount may be increased or reduced from time to time pursuant to the terms hereof, whether through the payment of PIK Interest (as defined below) or through redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay Interest (as defined below) on the outstanding Principal at the rates, in the manner and at the times set forth herein. This Senior Secured Convertible Note Due 2021 (including all Senior Secured Convertible Notes Due 2021 issued in exchange, transfer or replacement hereof, this “Note”) is one of several Senior Secured Convertible Notes Due 2021 issued pursuant to the Securities Purchase Agreement (as defined below) (collectively, the “Notes” and such other Senior Secured Convertible Notes Due 2021, the “Other Notes”). Certain capitalized terms used herein are defined in Section 23. Capitalized terms used herein but not defined shall have the meaning given to such terms in the Securities Purchase Agreement.

(1) PAYMENTS OF PRINCIPAL. On the Maturity Date and upon the surrender of this Note, the Company shall pay to the Holder in cash, an amount equal to the outstanding Principal (if any) and accrued and unpaid Interest thereon. The “Maturity Date” shall be April [—], 2021, provided that the Holder may, upon providing ten (10) Business Days prior written notice, require prepayment of this Note at any time beginning on or after April [—], 2012. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest, if any.

(2) INTEREST.

(a) Interest on this Note (“Interest”) shall commence accruing at the Interest Rate on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and the actual number of days elapsed and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being July 1, 2011. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, through the addition of the amount of such Interest to the then outstanding Principal (“PIK Interest”); provided however, that for each Interest Date after October 1, 2011, the Holder may, at its option upon notice to the Company, elect to receive Interest on any Interest Date in cash (“Cash Interest”) or in a combination of Cash Interest and PIK Interest. With respect to each Interest Date after October 1, 2011 for which the Holder elects to receive Cash Interest or a combination of Cash Interest and PIK Interest, the Holder shall deliver a written notice (each, an “Interest Election Notice”) to the Company at least five (5) Business Days prior to the applicable Interest Date (“Interest Notice Due Date” and the date such notice is delivered to the Company, the “Interest Notice Date”), which notice elects to receive Interest as Cash Interest or a combination of Cash Interest and PIK Interest and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid in PIK Interest. For the avoidance of doubt, if the Holder fails to deliver an Interest Election Notice on or prior to the Interest Notice Due Date, the Company shall pay the Holder PIK Interest on the applicable Interest Date. Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes under this Note, and shall not be considered overdue.

(b) Accrued and unpaid Interest due on any portion of the Principal that is converted pursuant to Section 3 shall accrue through the Conversion Date and shall be paid on the next Interest Date, unless the entire outstanding Principal amount is being converted, in which case, the accrued and unpaid Interest shall be paid on the corresponding Share Delivery Date.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and non-assessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by multiplying (x) such Conversion Amount by (y) the Conversion Rate (as defined below).

(i)	“Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made (which shall include PIK Interest, if applicable under Section 2(b)).

(ii)	“Conversion Rate” means as of any Conversion Date (as defined below) or other date of determination during the period beginning on the Issuance Date and ending on and including the Maturity Date, 25,000 shares of Common Stock for every $1,000 of Conversion Amount.

(c) Mechanics of Conversion.

(i)

Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Pacific Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or, if requested by the Holder in the applicable Conversion Notice, the Company shall deliver the shares of Common Stock to which the Holder shall be entitled by Deposit/Withdrawal at Custodian (“DWAC”) or other available means of electronic delivery through the Depository Trust Company. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the portion of the Conversion Amount constituting principal, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date to the extent permitted by applicable law.

(ii)	Company’s Failure to Timely Convert. If the Company shall fail to deliver via DWAC or issue a certificate to the Holder for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three (3) Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages in cash to the Holder for each date of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. At the Holder’s option in lieu of the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate or shares via the DWAC system to the Holder for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Common Stock Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request (which shall include written evidence of a Common Stock Buy-In) and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Common Stock Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Common Stock Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii)

Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal represented by this Note is being converted, together with all accrued and unpaid Interest thereon, or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the portion of Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)	Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each holder of Notes electing to have a portion of its Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal portion submitted for conversion on such date by such holder relative to the aggregate principal portions of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 18.

(d) Limitations on Conversions.

(i)

Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% (subject to change as described below, the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Securities Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the

Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage; provided that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(4) EVENTS OF DEFAULT; RIGHTS UPON EVENT OF DEFAULT.

(a) Events of Default. Each of the following events (so long as it is continuing) shall constitute an “Event of Default”:

(i)	the Company’s (A) failure to cure a Conversion Failure with respect to any of the Notes by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered for conversion in compliance with the provisions of the Notes and applicable securities laws;

(ii)	the Company’s failure to pay to any Holder any amount of Principal, premium (if any), Interest, or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments hereunder), any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which such Holder is a party, provided, that in the case of a failure to pay Interest when and as due, such failure shall constitute an Event of Default only if such failure continues for a period of at least five (5) Business Days;

(iii)	any event of default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company, other than the Notes, in an aggregate principal amount in excess of $100,000;

(iv)	any default under a Material Contract;

(v)

the Company, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vi)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or (C) orders the liquidation of the Company;

(vii)	a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment or such later date as provided by the terms of such insurance policy;

(viii)	any representation or warranty made by the Company in any Transaction Document shall prove to be materially false or misleading as of the date made or deemed made;

(ix)	the Company shall breach any covenant or other term or condition of any Transaction Document and, in the case of a breach of a covenant or term or condition which is curable, such breach continues for a period of at least ten (10) consecutive Business Days;

(x)	any material provision of any Transaction Document ceases to be of full force and effect other than by its terms, or the Company contests in writing (or supports any other person in contesting) the validity or enforceability of any provision of any Transaction Document;

(xi)	the Security Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien, with the priority required by the Security Agreement, on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens;

(xii)

the failure of the applicable Registration Statement required to be filed pursuant to the Securities Purchase Agreement to be declared effective by the Commission on or prior to the date that is sixty (60) days after the applicable Effectiveness

Deadline (as defined in the Securities Purchase Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Securities Purchase Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Securities Purchase Agreement) in accordance with the terms of the Securities Purchase Agreement, and such lapse or unavailability continues for a period of twenty (20) consecutive days or for more than an aggregate of forty-five (45) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Securities Purchase Agreement)); or

(xiii)	any breach or failure in any respect to comply with Section 11 of this Note.

(b) Redemption Right. Upon the occurrence of an Event of Default with respect to this Note, the Company, within two (2) Business Days of the date on which the Company becomes aware of or reasonably should have become aware of such Event of Default, shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the Conversion Amount of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of the following two formulas (such greater price being referred to herein as the “Event of Default Redemption Price”): (i) A = B * C; or (ii) A = (B * D) * E.

Where:

A	=	Amount due to the Holder on redemption pursuant to Section 4(b);

B	=	Conversion Amount to be redeemed, together with any accrued and unpaid Interest, if any, on such Conversion Amount and Interest through the redemption date;

C	=	The Redemption Multiplier;

D	=	The Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice; and

E	=	The greatest of: (1) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default, (2) the Closing Sale Price of the Common Stock on the date immediately after such Event of Default, and (3) the Closing Sale Price of the

Common Stock on the date the Holder delivers the Event of
Default Redemption Notice.

Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any amount due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(5) RIGHTS UPON CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Change of Control unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders (such approval not to be unreasonably withheld or delayed) prior to such Change of Control, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders (any such approval not to be unreasonably withheld or delayed) and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Change of Control, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Control, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Change of Control, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Change of Control, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Notes prior to such Change of Control, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the consummation of such Change of Control had this Note been converted immediately prior to such Change of Control, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Change of Controls and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Holder Redemption Right. No later than ten (10) days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note in cash by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company at a price equal to the product of (x) the Conversion Amount being redeemed, together with any accrued and unpaid Interest, if any, on such Conversion Amount and Interest through the redemption date, and (y) the Redemption Multiplier (the “Change of Control Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 9 and shall have priority to payments to common stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5(b), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount and any Interest submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. Subject to Section 6(a) hereof, in addition to and not in substitution for any other rights hereunder, prior to the consummation of any Change of Control pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common

Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note), or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its Indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case “Distributed Property”), then, unless taken into account pursuant to Section 7(b) below, upon any conversion of this Note that occurs after such record date, the Holder shall be entitled to receive, in addition to the shares of Common Stock otherwise issuable upon such conversion, the Distributed Property that the Holder would have been entitled to receive in respect of such number of shares of Common Stock immediately prior to such record date.

(b) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately decreased.

(8) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(9) HOLDER’S REDEMPTIONS.

(a) If the Holder has submitted an Event of Default Redemption Notice in accordance with Section 4(b), then the Company shall deliver the Event of Default Redemption Price to the Holder within five (5) Business Days after the delivery of the Event of Default Redemption Notice.

(b) If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), then the Company shall deliver the Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is delivered to the Company at least five (5) Business Days prior to the consummation of such Change of Control. If the Change of Control Redemption Notice is delivered to the Company less than five (5) Business Days prior to the consummation of such Change of Control, then the Change of Control Redemption Price shall be delivered no more than five (5) Business Days after the delivery of the Change of Control Redemption Notice.

(c) In the event of a redemption of less than all of the Principal of this Note under Sections 4(b) or 5(b), the Company shall promptly cause to be issued and delivered to the Holder (after such original Note has been delivered to the Company) a new Note representing the outstanding Principal that has not been redeemed. In the event that the Company does not pay the required redemption amount to the Holder within the time periods required under Section 9(a) or 9(b), as applicable, at any time thereafter and until the Company pays such amount in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the redemption amount has not been paid. Upon the Company’s receipt of such notice, (x) the redemption notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note to the Holder representing such Conversion Amount.

(d) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Sections 5(b) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company timely receives a Change of Control Redemption Notice and one or more Other Redemption Notices and the Company is unable to redeem all Principal, Interest and other amounts designated in such Change of Control Redemption Notice and such Other Redemption Notices, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the Principal amounts of the Notes submitted for redemption pursuant to such Change of Control Redemption Notice and pursuant to such Other Redemption Notices received by the Company.

(10) RIGHTS. Except as otherwise provided for herein, the Holder shall have no rights as a stockholder of the Company as a result of being a holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(11) COVENANTS.

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company.

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness described in clause (2) of the definition of “Permitted Indebtedness”, whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e) Transactions with Affiliates. The Company shall not directly or indirectly enter into or permit to exist any transaction with any Affiliate except for (i) transactions (other than the payment of management, consulting, monitoring or advisory fees) between the Company, on the one hand, and any Affiliate of the Company, on the other hand, so long as such transactions are (x) upon fair and reasonable terms and (y) are fully disclosed to Holder if they involve one or more payments by the Company in excess of $100,000 for any single transaction or series of transactions, (ii) the payment of reasonable fees, compensation, or employee benefit arrangements to outside directors and executive officers and any indemnity provided for the benefit of directors, of Company in the ordinary course of business, or (iii) in connection with the Secured Obligations.

(f) Disposition of Assets. The Company shall not convey, sell, lease, license, assign, transfer or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the Company’s assets other than (i) sales or other dispositions of equipment that is substantially worn, damaged or obsolete in the ordinary course of business, (ii) sales or leases of inventory to buyers or lessees in the ordinary course of business, (iii) the use or transfer of cash in a manner that is not prohibited by the terms of the Transaction Documents, (iv) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (v) other sales and dispositions of assets with an aggregate value not exceeding $100,000 in any fiscal year; provided, that the aggregate amount of sales of Equipment pursuant to clauses (i), (ii) and (v) above may not exceed $250,000 in the aggregate in any fiscal year.

(g) Investments. Except for Permitted Investments, the Company shall not directly or indirectly, make or acquire any investment or incur any Liabilities (including Contingent Obligations) for or in connection with any investment; provided, however, that the Company shall not, starting 30 days after the Effective Date, have Permitted Investments in Deposit Accounts or Securities Accounts unless the Company and the applicable securities intermediary or bank have entered into control agreements governing such Permitted Investments in order to perfect (and further establish) the Liens in such Permitted Investments.

(h) Material Contracts. The Company shall not directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 11(b), (ii) any Charter Documents, or (iii) any Material Contract except to the extent that such amendment, modification, alteration, increase, or change to such Material Contract could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(12) VOTE TO AMEND NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

(13) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred in compliance with the Securities Purchase Agreement, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note from the Issuance Date.

(14) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.

(a) The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue monetary damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(b) Notwithstanding the foregoing, the right of the Holder to receive payment of Principal, premium, if any, and Interest on the Note, on or after the respective due dates set forth herein (including in connection with a Change of Control), or convert any portion of the Note into shares of Common Stock on the terms and conditions set forth herein, or to bring suit for the enforcement of any such right to payment or conversion, shall not be impaired or affected without the consent of the Holder.

(15) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(16) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Purchaser and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(17) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or the Change of Control Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company and the Holder shall, within one (1) Business Day thereafter submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price, to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(19) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 15.2 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) within one (1) Business Day upon any adjustment of the Conversion Rate, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers shall initially be as set forth in Section 15.2 of the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(c) Withholding Taxes. All payments made by the Company hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes imposed on the recipient). If any such withholding is so required, the Company shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay to the recipient such additional amount as may be necessary to ensure that the net amount actually received by the recipient free and clear of such taxes (including taxes on such additional amount) is equal to the amount that the recipient would have received had such withholding not been made. If the recipient is required to pay any such taxes, penalties or interest, the Company shall reimburse the recipient for that payment on demand. If the Company pays any such taxes, penalties or interest, it shall deliver official tax receipts or other evidence of payment to the recipient on whose account such withholding was made on or before the thirtieth day after payment. The Holder agrees to provide, promptly following the Company’s request therefore, such forms or certifications as it is legally able to provide to establish an exemption from, or a reduction in, any withholding taxes that might otherwise apply.

(20) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(21) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(22) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.

(23) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

(b) “Bankruptcy Law” has the meaning assigned to it in Section 4(a)(iv) hereof.

(c) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Board of Directors” means the board of directors of the Company or any authorized committee of the board of directors.

(f) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(g) “Calendar Quarter” means each of the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(h) “Cash Interest” has the meaning assigned to it in Section 2 hereof.

(i) “Company” has the meaning assigned to it in the introduction hereof.

(j) “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(k) “Change of Control” means: (1) the Company shall, directly or indirectly, in one or more related transactions consolidate or merge with or into (whether or not the Company is the surviving corporation) a Person or Persons, or (2) that the Company shall, directly or indirectly, in one or more related transactions sell, assign, transfer, license, convey or otherwise dispose of all or substantially all of the assets of the Company to a

Person or Persons (for the avoidance of doubt, the sale, assignment, transfer, license, conveyance or other disposition of the Company’s rights to the compound designated “APF530” shall be deemed a sale of “substantially all” of the Company’s assets), or (3) a Person or Persons acting in concert to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) the Company shall, directly or indirectly, in one or more related transactions consummate a securities purchase agreement or business combination (including, without limitation, a reorganization, recapitalization, spin-off) with a Person or Persons, in one or more related transactions, whereby such Person(s) acquire Beneficial Ownership (without regard to any conversion limitations or delays on the securities convertible into Common Stock, if any) of more than 50% of the number of shares of Common Stock issued and outstanding as of one Business Day prior to the Initial Closing, or (5) reorganize, recapitalize or reclassify its Common Stock.

(l) “Change of Control Notice” has the meaning assigned to it in Section 5(b) hereof.

(m) “Change of Control Redemption Notice” has the meaning assigned to it in Section 5(b) hereof.

(n) “Change of Control Redemption Price” has the meaning assigned to it in Section 5(b) hereof.

(o) “Charter Documents” means the certificate of incorporation and by-laws of the Company.

(p) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security, as reported by Bloomberg (whether or not such security is trading on an Eligible Market at such time), or, if the market on which the security is trading begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the market on which the security is trading is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the

case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 18. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(q) “Collateral” has the meaning given to such term in the Security Agreement.

(r) “Commission” means the United States Securities and Exchange Commission.

(s) “Common Stock” has the meaning assigned to it in Section 3 hereof.

(t) “Common Stock Buy-In” has the meaning assigned to it in Section 3(c)(ii) hereof.

(u) “Common Stock Buy-In Price” has the meaning assigned to it in Section 3(c)(ii) hereof.

(v) “Company Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Company Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(w) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(x) “Conversion Amount” has the meaning assigned to it in Section 3(b) hereof.

(y) “Conversion Date” has the meaning assigned to it in Section 3(c)(i) hereof.

(z) “Conversion Failure” has the meaning assigned to it in Section 3(c)(ii) hereof.

(aa) “Conversion Notice” has the meaning assigned to it in Section 3(c)(i) hereof.

(bb) “Conversion Rate” has the meaning assigned to it in Section 3(b) hereof.

(cc) “Convertible Securities” means with respect to any issuer, any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for such issuer’s common stock.

(dd) “Corporate Event” has the meaning assigned to it in Section 6(b) hereof.

(ee) “Custodian” has the meaning assigned to it in Section 4(a)(iv) hereof.

(ff) “Deposit Accounts or Securities Accounts” has the meaning assigned to it in the Security Agreement.

(gg) “Distributed Property” has the meaning assigned to it in Section 7(a) hereof.

(hh) “DWAC” has the meaning assigned to it in Section 3(c)(i) hereof.

(ii) “Eligible Market” means a national security exchange that has registered with the Commission under Section 6 of the Securities Exchange Act of 1934.

(jj) “Event of Default” has the meaning assigned to it in Section 4(a) hereof.

(kk) “Event of Default Notice” has the meaning assigned to it in Section 4(b) hereof.

(ll) “Event of Default Redemption Notice” has the meaning assigned to it in Section 4(b) hereof.

(mm) “Event of Default Redemption Price” has the meaning assigned to it in Section 4(b) hereof.

(nn) “GAAP” means U.S. generally accepted accounting principles consistently applied.

(oo) “Holder” has the meaning assigned to it in the introduction hereof.

(pp) “Indebtedness” means (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (7) all indebtedness referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (8) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (1) through (7) above.

(qq) “Initial Closing Date” has the meaning ascribed to it in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(rr) “Interest” has the meaning assigned to it in Section 2(a) hereof.

(ss) “Interest Date” has the meaning assigned to it in Section 2(a) hereof.

(tt) “Interest Election Notice” has the meaning assigned to it in Section 2 (a) hereof.

(uu) “Interest Notice Date” has the meaning assigned to it in Section 2(a) hereof.

(vv) “Interest Notice Due Date” has the meaning assigned to it in Section 2(a) hereof.

(ww) “Interest Rate” means twenty percent (20.0%) per annum.

(xx) “Issuance Date” means April [—], 2011.

(yy) “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

(zz) “Lien” has the meaning assigned to it in Section 11(c) hereof.

(aaa) “Material Adverse Effect” has the meaning ascribed to such term in the Securities Purchase Agreement.

(bbb) “Material Contract” has the meaning ascribed to such term in the Securities Purchase Agreement.

(ccc) “Maturity Date” has the meaning assigned to it in Section 1 hereof.

(ddd) “Maximum Percentage” has the meaning assigned to it in Section 3(d)(i) hereof.

(eee) “Note” has the meaning assigned to it in the introduction hereof.

(fff) “Note Delivery Date” has the meaning assigned to it in Section 3(c)(i) hereof.

(ggg) “Other Notes” has the meaning assigned to it in the introduction hereof.

(hhh) “Other Redemption Notice” has the meaning assigned to it in Section 9(b) hereof.

(iii) “Options” means with respect to any issuer, any rights, warrants or options to subscribe for or purchase such issuer’s common stock or such issuer’s Convertible Securities.

(jjj) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Change of Control.

(kkk) “Permitted Indebtedness” means (1) the Indebtedness evidenced by this Note and the Other Notes (including the Additional Notes), (2) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, (3) Indebtedness existing on the Effective Date and disclosed on Schedule 5.30 of the Securities Purchase Agreement, (4) Purchase Money Indebtedness, (5) Indebtedness to trade creditors incurred in the ordinary course of business, (6) extensions, refinancings and renewals of any items of Permitted Indebtedness in clauses (3) and (4) hereof, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Company and such Indebtedness shall not be secured by any additional collateral.

(lll) “Permitted Investments” means (1) investments in cash, (2) investments in negotiable instruments for collection, (3) advances made in connection with purchases of goods or services in the ordinary course of business, (4) investments received in settlement of amounts due to the Company effected in the ordinary course of business or owing to the Company as a result of a proceeding of insolvency involving an account in debt to the Company or upon the foreclosure or enforcement of any Lien in favor of the Company, (5) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (7) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (8) certificates of deposit maturing no more than one year from the date of investment therein and (9) money market accounts.

(mmm) “Permitted Liens” means (1) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (2) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (3) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (4) Liens securing the Company’s obligations under the Notes, (5) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (6) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (1) through (5) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (7) leases, subleases, licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (8) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (9) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(vi) and (10) Liens of King George Holdings Luxembourg IIA S.à.r.l. or any affiliate thereof existing as of the Effective Date.

(nnn) “Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

(ooo) “PIK Interest” has the meaning assigned to it in Section 2(a) hereof.

(ppp) “Principal” has the meaning assigned to it in the introduction hereof.

(qqq) “Purchase Money Indebtedness” means Indebtedness (other than the Secured Obligations, but including capital lease obligations as defined under GAAP), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof; provided, such Indebtedness shall not exceed $50,000 in the aggregate.

(rrr) “Purchase Rights” has the meaning assigned to it in Section 6(a) hereof.

(sss) “Redemption Multiplier” shall equal two (2).

(ttt) “Redemption Price” means either an Event of Default Redemption Price or Change of Control Redemption Price.

(uuu) “Register” has the meaning assigned to it in Section 25 hereof.

(vvv) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(www) “Secured Obligations” has the meaning assigned to it in the Security Agreement.

(xxx) “Security Agreement” means that certain security agreement dated as of the Securities Purchase Agreement initially by and among A.P. Pharma, Inc., Tang Capital Partners, LP, Baker Bros. Investments II, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P., pursuant to which the Notes were secured.

(yyy) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among A.P. Pharma, Inc., Tang Capital Partners, LP, Baker Bros. Investments II, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P., pursuant to which the Company issued the Notes.

(zzz) “Share Delivery Date” has the meaning assigned to it in Section 3(c)(i) hereof.

(aaaa) “Subscription Date” means April 24, 2011.

(bbbb) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Change of Control or the Person with which such Change of Control shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(cccc) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(dddd) “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.

(24) SECURITY. The Notes shall be secured by and to the extent provided in the Security Agreement.

(25) REGISTERED OBLIGATION. The Company shall establish and maintain a record of ownership (the “Register”) in which it will register by book entry the interest of the initial Holder and of each subsequent assignee in this Note, and in the right to receive any payments of principal and interest or any other payments hereunder, and any assignment of any such interest. Notwithstanding anything herein to the contrary, this Note is intended to be treated as a registered obligation for federal income tax purposes and the right, title, and interest of the Holder and its assignees in and to payments under this Note shall be transferable only upon notation of such transfer in the Register. This Section shall be construed so that the Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

A.P. PHARMA, INC.

By:
	Name:	John Whelan
	Title:	Chief Executive Officer

NOTE

EXHIBIT I

A.P. PHARMA, INC.

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE INTO COMMON STOCK

Reference is made to the Senior Secured Convertible Note due 2021 (the “Note”) issued to the undersigned by A.P. Pharma, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company as of the date specified below. The undersigned hereby makes the representations and warranties set forth in Section 4 of the Securities Purchase Agreement.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock to be issued:

Common Stock Beneficially Owned:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:

(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs                     , the Company’s transfer agent (the “Transfer Agent”), to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                  , 20     from the Company and acknowledged and agreed to by Transfer Agent.

A.P. PHARMA, INC.

By:
Name:
Title: